UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 30, 2011

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Mary’s, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 30, 2011, Trans Energy, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Meeting”) by way of live webcast. The following matters were submitted to a vote of the Company’s stockholders at the Meeting: (i) the election of seven (7) directors, and (ii) the ratification of the appointment of Maloney + Novotny, LLC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

The total number of shares of the Company’s common stock voted in person or by proxy at the Meeting was 8,413,437, representing approximately 65.4% of the 12,872,078 shares outstanding and entitled to vote at the Meeting. Each director nominee was elected and the appointment of Maloney + Novotny, LLC as the Company’s registered public accounting firm for the fiscal year ending December 31, 2011 was approved by the requisite vote.

Set forth below is the number of votes cast for, against or withheld, as well as the number of abstentions for each such matter, including a separate tabulation with respect to each nominee for director, as applicable. There were 2,403,385 broker non-votes with respect to the election of directors and none with respect to the ratification proposal.

Election of Directors

The Company’s stockholders approved the slate of directors consisting of seven members to hold office until the next annual meeting of stockholder or until their successors are duly elected and qualified, based on the following final voting results:

Nominee	Votes For	Against	Abstain	Broker Non-Votes
John G. Corp	5,796,831	213,221	0	2,403,385
Loren E. Bagley	5,977,410	24,175	8,467	2,403,385
William F. Woodburn	5,964,977	44,075	1,000	2,403,385
Robert L. Richards	6,000,369	9,683	0	2,403,385
Richard L. Starkey	6,007,920	2,082	50	2,403,385
Stephen P. Lucado	6,008,079	1,973	0	2,403,385
Dr. Benjamin H. Thomas	6,008,028	1,974	50	2,403,385

Ratification of Independent Registered Public Accounting Firm

The Company’s stockholders approved the ratification of Maloney + Novotny, LLC as its independent registered public accounting firm for the fiscal year ending December 31, 2011, base on the following final voting results:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
8,401,243	12,194	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: December 5, 2011	By	/S/ JOHN G. CORP
John G. Corp
President